Exhibit 10.1

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of July 28, 2009 by and among Alternative Asset Management Acquisition Corp., a Delaware corporation (“Parent”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub,” and collectively, with Parent and Holdco, the “Buyer Parties”), on the one hand, and Great American Group, LLC, a California limited liability company (the “Company”), Andrew Gumaer, in his capacity as a Member and as the Member Representative, and Harvey Yellen, in his capacity as a member, on the other hand.

RECITALS

A. The Buyer Parties, the Company, the Members and the Member Representative are parties to that certain Agreement and Plan of Reorganization, dated May 14, 2009 (as amended by Amendment No. 1, dated May 29, 2009, and Amendment No. 2, dated July 8, 2009) (the “Purchase Agreement”).

B. Each of the Buyer Parties, the Company, the Members and the Member Representative wish to amend the Purchase Agreement as provided herein.

NOW THERFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

Section 2. Amendments to Purchase Agreement.

2.1 Section 1.1(a)(ii) is hereby amended and restated to read as follows:

“On the Closing Date, Parent and Holdco shall cause Twelve Million (12,000,000) shares of common stock, par value $0.0001 per share (the “Closing Stock Consideration”), of Holdco (the “Holdco Common Stock”) to be or issued to those Persons set forth on Exhibit 1.1(a)(ii)-1 (the “Phantom Equity Holders”) and the Members (collectively, the “Contribution Consideration Recipients”), in accordance with their respective stock percentages (the “Stock Contribution Consideration Percentages”), as set forth in, and in accordance with, the flow of funds memorandum attached as Exhibit 1.1(a)(ii)-2 (the “Flow of Funds Memo”). On the Closing Date, Holdco shall execute and deliver to the Contribution Consideration Recipients, a subordinated unsecured promissory note (the “Note”) in the amount of up to Sixty Million Dollars ($60,000,000) (the “Closing Note Consideration”), subject to reduction in accordance with this Section 1.1(a)(ii). The Closing Stock Consideration and the Note are collectively referred to herein as the “Closing Consideration”. In the event the Trust Fund at Closing exceeds Forty Million Dollars ($40,000,000) after the payment of all expenses and other amounts set forth in Section 3.17(a), and such excess amount is paid to the Contribution Consideration Recipients pursuant to Section 3.17(a) at Closing, the principal amount of the Note shall be reduced on a dollar for dollar basis for each dollar paid to the Contribution Consideration Recipients, if any. The Note shall be substantially in the form set forth in Exhibit 1.1(a)(ii)-3 and bear an interest rate of twelve percent (12%) per annum, with interest due quarterly in accordance with the terms of the Note and payments of one-fifth (1/5th) of the principal, and all accrued and unpaid interest thereon, due on each anniversary of the Note. The maturity date of the Note is the fifth (5th) anniversary of the Closing Date. The Closing Consideration shall be subject to adjustment in accordance with Section 1.2(d) (Escrow), Section 1.3 (Working Capital Adjustment) and Section 1.5 (Inventory Adjustment). The receipt of the Closing Consideration is further subject to the execution of Lock Up Agreements (as defined in Section 1.6) by the Contribution Consideration Recipients pursuant to Section 1.6. The Closing Stock Consideration to be issued to the Members shall be issued at the Closing. The Closing Stock Consideration to be issued to the Phantom Equity Holders shall be issued upon distribution when vested in accordance with Section 1.1(a)(iii). In addition, in consideration for the Membership Interests, the Members shall be entitled to receive the Available Cash Payment (as hereafter defined), and the Contribution Consideration Recipients shall be entitled to receive the Contingency Stock Payments (as defined hereinafter), to the extent they become due and payable in accordance with the terms hereof.”

2.2 For purposes of Section 1.1(a)(iii), all references to “Closing Cash Consideration” shall mean “Closing Note Consideration”. In addition, the final sentence of Section 1.1(a)(iii) is hereby amended and restated in its entirety as follows: “For purposes of this Section 1.1(a)(iii), “Distribution Date”, with respect to any Phantom Equity Holder, shall mean each six (6) month anniversary of the Closing Date, commencing with the date that is six (6) months following the Closing Date and ending on the date that is eighteen (18) months following the Closing Date, and “portion of the Closing Stock Consideration”, with respect to any Phantom Equity Holder, shall mean, for the initial Distribution Date, fifty percent (50%) of such Phantom Equity Holder’s Stock Contribution Consideration Percentage of the Closing Stock Consideration, and for each of the following Distribution Dates, twenty-five percent (25%) of such Phantom Equity Holder’s Stock Contribution Percentage of the Closing Stock Consideration (subject to reduction in accordance with Section 1.2(d) (Escrow) and Section 1.3 (Working Capital Adjustment)).”

2.3 Section 1.1(b)(ii) is hereby amended and restated to read as follows:

“Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, each issued and outstanding share of common stock, par value $.0001 per share, of Parent (the “Parent Common Stock”) shall be exchanged into Two (2) shares of Holdco Common Stock. Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (subject, in the case of the Parent Warrants and Parent Units, to Section 1.1(b)(vii)), at the Effective Time, all of the issued and outstanding [A] warrants of Parent to purchase Parent Common Stock (the “Parent Warrants”) and [B] each unit, comprised of Parent Common Stock and Parent Warrants (the “Parent Units”) respectively, shall be exchanged into [x] the same number of warrants to purchase Holdco Common Stock (the “Holdco Warrants”) and [y] Two (2) shares of Holdco Common Stock and one Holdco Warrant, respectively. As a result of the Merger, all of the common stock of Merger Sub shall be converted into common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding common stock of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the Parent Common Stock, Parent Warrants, or Parent Units, respectively, shall be deemed for all purposes to represent Holdco Common Stock, Holdco Warrants and, in the case of Parent Units, Holdco Common Stock and Holdco Warrants, respectively, into which such shares of Parent Common Stock, Parent Warrants, or Parent Units, respectively, represented thereby were exchanged in accordance with the immediately preceding sentence without surrender or exchange of such certificate. Each share of Parent Common Stock that is owned by Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Parent Common Stock subject to agreements whereby Parent (or Holdco) will purchase shares of Parent Common Stock sold in Parent’s IPO shall automatically be cancelled and shall cease to exist, and shall represent only the right to receive payment therefor in accordance with the terms of such agreements. Each share of Parent Common Stock sold in Parent’s IPO held by a stockholder of Parent that has voted against the Reorganization and exercised its rights under Parent’s certificate of incorporation, as amended, to convert its shares of Parent Common Stock into a cash payment from the Trust Fund, shall only have the right to receive such payment.”

2.4 Section 1.1(b)(iii) is hereby amended and restated to read as follows:

“Simultaneously with the Contribution on the Closing Date, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Parent (or the Surviving Corporation) shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account in accordance with Section 3.17.”

2.5 Section 1.4(a) is hereby amended and restated to read as follows:

“For purposes of this Section 1.4, “Adjusted EBITDA” shall mean consolidated net earnings of the Company before interest expense, income taxes, depreciation, amortization, extraordinary or non-recurring loss and all other extraordinary non-cash items for the applicable period and as calculated in accordance with Section 1.4 of the Company Disclosure Schedule applied on a consistent basis. For purposes of the calculation of Adjusted EBITDA, net earnings shall (a) exclude any Expenses, including without limitation, expenses incurred in connection with the road show and investor presentation, and any other transaction expenses hereafter incurred, and any other expenses incurred by Parent or any Parent Subsidiary, whether incurred prior to or following the Closing Date, including, without limitation, any payment of fees to any advisors of Parent, any payments to Halcyon Management Group LLC (“Halcyon”), any Parent organization costs and commissions, any Parent Board fees, any fees or expenses with respect to Parent’s operating expenses, NYSEA and Nasdaq Capital Market fees, expenses associated with the auditing of the Closing Company Financials, expenses associated with the Proxy Statement, Registration Statement and the Proxy Statement/Prospectus, costs associated with issuing options in the future from any Company Benefit Plan or the Incentive Plan, (b) exclude any Expenses of the Company in connection with its engaging in the transaction, including without limitation, fees and expenses paid to advisors, all costs associated with due diligence activities, Antitrust Laws filing costs and related expenses, all KPMG tax study costs, all consultant costs, all legal counsel fees and expenses and all investment banking fees and expenses, (c) exclude any payments or accruals related to any of the Phantom Equity Holders made pursuant to this Agreement both retrospectively and in the future whether in cash, shares or contingent shares form, (d) exclude any past, present or future share based compensation expense, (e) exclude any expense, accrual or income related to any increases or decreases in the fair market value of Minority LLC interest or payment obligations for the Minority LLC interests and (f) include any income or loss from discontinued operations.”

2.6 Section 1.4(b) is hereby amended and restated to read as follows:

“Contingency Stock Payment to the Contribution Consideration Recipients. In addition to the Contribution Consideration payable pursuant to Section 1.1(a), respectively, Holdco shall issue to the Contribution Consideration Recipients up to an aggregate of Six Million (6,000,000) shares of Holdco Common Stock (the “Contingency Stock Payment”) in accordance with Section 1.4(e) and Section 1.4(f) upon the Company meeting certain performance targets set forth in this Section 1.4(b). In the event the Company achieves any one of (i) Forty Five Million Dollars ($45,000,000) in Adjusted EBITDA for the twelve (12) months ending December 31, 2009, (ii) Forty Seven Million Five Hundred Thousand Dollars ($47,500,000) in Adjusted EBITDA for the twelve (12) months ending March 31, 2010, or (iii) Fifty Million Dollars ($50,000,000) in Adjusted EBITDA for the twelve (12) months ending June 30, 2010, then Holdco shall issue to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock. In the event the Company achieves Fifty Five Million Dollars ($55,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2010 (the “2010 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock. In the event the Company achieves Sixty Five Million Dollars ($65,000,000) in Adjusted EBITDA for the fiscal year ending December 31, 2011 (the “2011 EBITDA Target”), then Holdco shall issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Two Million (2,000,000) shares of Holdco Common Stock; provided, however, that if the Company does not achieve the 2010 EBITDA Target, but does achieve the 2011 EBITDA Target, then Holdco shall also issue (in accordance with Section 1.4(e) and Section 1.4(f)) to the Contribution Consideration Recipients in the aggregate Four Million (4,000,000) shares of Holdco Common Stock. For the avoidance of doubt, the Parties hereby agree the Contingency Stock Payment under this Section 1.4(b) will not exceed Six Million (6,000,000) shares of Holdco Common Stock in the aggregate. In the event the Company does not achieve any of the targets set forth in this Section 1.4(b), the Contribution Consideration Recipients shall not be entitled to receive any Contingency Stock Payment. The Contingency Stock Payment, if any, will be allocated among the Contribution Consideration Recipients in accordance with their respective Stock Contribution Consideration Percentages.”

2.7 The first sentence of Section 1.4(c) is hereby amended and restated to read as follows:

“As soon as practicable after the applicable target period for the Contingency Stock Payment, but no later than the thirtieth (30th) day after such target period, Holdco (or its audit committee or accountants) shall prepare and deliver to the Member Representative a statement setting forth in reasonable detail the Adjusted EBITDA achieved by the Company for the applicable target period together with the calculation used to determine the Adjusted EBITDA for the applicable period (the “EBITDA Statement”).”

2.8 Section 1.4(d) is hereby amended and restated to read as follows:

“1.4(d) Intentionally Omitted.”

2.9 The second sentence of Section 3.17(a) is hereby amended and restated to read as follows:

“Upon consummation of the Reorganization and notice thereof to the Trustee pursuant to the Trust Agreement, Parent (or the Surviving Corporation) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, terminate the Trust Account; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering (“IPO”) who shall have voted against the Reorganization and demanded that Parent convert their shares of Parent Common Stock into cash pursuant to Parent’s certificate of incorporation and to stockholders of Parent who otherwise intended to vote against the Reorganization with whom Parent has entered into agreements to purchase shares of the Parent Common Stock sold in Parent’s IPO, (ii) to Citigroup Capital Markets, Inc. as to deferred underwriting commissions and discounts payable upon consummation of the Reorganization, (iii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws, (iv) to Halcyon pursuant to Section 7.3 and, as it relates to rent due in the amount of Two Hundred Forty Thousand ($240,000) to the Hanover Group US, LLC, and (v) third parties (e.g., professionals, printers, etc.) who have rendered services to Parent and/or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member in connection with its efforts to effect the Reorganization; provided, further, that, at or prior to the Effective Time, an amount equal to the amount required to cover the Warrant Redemption shall be delivered to Continental Stock Transfer & Trust Co. to hold in a separate account and to be used by the Surviving Corporation to consummate the Warrant Redemption; provided, further, that after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein and the creation of a separate account for the amount required to cover the Warrant Redemption, the remaining monies in the Trust Fund shall, as a result of the Reorganization, become an asset of the Surviving Corporation (for the benefit of Holdco and the Company) at and after the Effective Time; and

provided, further, that after payment of all the aforementioned liabilities and obligations as described in this Section 3.17, including reservation of the amounts required to cover the Warrant Redemption, there is more than Forty Million ($40,000,000) in cash remaining in the Trust Fund, then such excess cash shall be paid to the Contribution Consideration Recipients at the Closing (unless the Member Representative elects in his sole discretion that the Contribution Consideration Recipients shall not receive any or all of such excess amount).”

2.10 Section 4.5 is hereby amended and restated to read as follows:

“4.5 Parent Founder Stock. In addition to the restrictions upon the Parent Founders set forth in Section 1.6, each of the Parent Founders have executed the letter agreement attached hereto as Exhibit 4.5-1 (the “Letter Agreement”), as amended, whereby, at the Effective Time, One Million (1,000,000) shares of Parent Common Stock issued to the Founders (the “Founders Restricted Stock”), shall remain in escrow pursuant to that certain Escrow Agreement, dated August 1, 2007, by and among the Parent Founders and Continental Stock Transfer & Trust Company (as amended by the Letter Agreement). While in escrow, the Founders shall not have any right to vote such Founders Restricted Stock but such shares shall continue to remain issued and outstanding. The Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders, in accordance with Exhibit 4.5-2, upon the Company meeting a performance target set forth in Section 1.4(b). For purposes of clarification only, in the event the Company achieves the 2010 EBITDA Target, then Holdco shall direct Continental Stock Transfer & Trust Company to release the Founders Restricted Stock (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. For purposes of clarification only, in the event the Company does not achieve both the 2010 EBITDA Target and 2011 EBITDA Target set forth in Section 1.4(b), the Founders Restricted Stock shall be forfeited and cancelled by Continental Stock Transfer & Trust Company. For purposes of clarification only, in the event the Company does not achieve the 2010 EBITDA Target but does achieve the 2011 EBITDA Target, the Founders Restricted Stock shall be released from escrow (in the form of Holdco Common Stock) to the Parent Founders in accordance with Exhibit 4.5-2. Holdco shall direct Continental Stock Transfer & Trust Company to cancel or release the relevant portion of the Founders Restricted Stock, if any, to the Parent Founders promptly after the relevant final determination of the Final EBITDA for the applicable target period in accordance with Section 1.4(c). Parent shall take, and shall use commercially reasonable efforts to cause the Parent Founders to take, any and all actions as may be necessary to effect the transactions described in this Section 4.5 and the Letter Agreement, as amended, including without limitation the cancellation, concurrent with the Closing, of Seven Million Eight Hundred Fifty Thousand (7,850,000) shares of Parent Common Stock held by the Parent Founders, and the cancellation of Two Million Five Hundred Thousand (2,500,000) shares of Holdco Common Stock that would have otherwise been distributed to the Parent Founders in accordance with this Agreement.”

2.11 The reference to “Contingency Cash Payment” in Section 5.3(f) is hereby deleted.

2.12 The last sentence of Section 5.9 is hereby amended and restated to read as follows: “Parent shall use commercially reasonable best efforts to obtain listing for trading of Holdco Common Stock and the Holdco Warrants, on the Nasdaq Capital Market.”

2.13 Section 5.14 is hereby amended and restated to read as follows:

“5.14 Merger. If Holdco (or Parent) or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of such Person assume the obligations of such Person pursuant to this Agreement, including, without limitation, the payment of the Contingency Stock Payments.”

2.14 The last sentence of Section 6.1(e) is hereby amended and restated to read as follows: “All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Holdco Common Stock to be issued in the Reorganization shall have been obtained and shall be in effect and such shares of Holdco Common Stock shall have been approved for listing on the Nasdaq Capital Market.”

2.15 The third romanette of the third sentence of Section 7.3 is hereby amended and restated to read as follows: “(iii) reimburse the Company for One Hundred percent (100%) of any costs and Expenses incurred by the Company in connection with filings by any Party with the SEC, NYSEA, Nasdaq Capital Market and FINRA related to the Reorganization.”

2.16 Section 6.3(n) is hereby amended and restated to read as follows:

“6.3(n) Available Cash. The aggregate cash balance of the surviving entities, after payment of all expenses and other amounts contemplated by this Agreement, at Closing is satisfactory to the Member Representative in his sole discretion. The Buyer Parties, on behalf of themselves and their respective officers, directors, employees, agents and affiliates and each of their respective successors and assigns, hereby irrevocably and unconditionally waive and give up any right to, and covenant and agree not to and not to permit any other party acting on their behalf to, commence any action, or bring any charge or complaint, against the Member Representative or the Company, any Contribution Consideration Recipient or any of their respective affiliates with respect to the subject matter of this Section 6.3(n), or to seek or be entitled to any equitable or monetary relief in any action or in connection with any charge or complaint that may be commenced or brought on their behalf with respect thereto.”

Section 3. References. All references in the Purchase Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Purchase Agreement as amended by this Amendment. The references in the Agreement to Exhibits 1.6-1, 4.5-1 and 6.3(m) are hereby amended and restated in their entirety to refer to Exhibits 1.6-1, 4.5-1 and 6.3(m) attached to this Amendment.

Section 4. Effect of Amendment; Effectiveness of Amendment. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects. The effectiveness of this Amendment is conditioned upon the following: (a) approval of the terms of this Amendment by Credit Suisse First Boston Next Fund, Inc.; (b) approval of the terms of this Amendment by each of the Phantom Equity Holders and (c) approval of the terms of the Note by any lender to the Company or any of the Company Subsidiaries, if necessary.

Section 5. Counterparts. This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

AMENDMENT NO. 3 TO AGREEMENT AND

PLAN OF REORGANIZATION

IN WITNESS WHEREOF, each Party hereto has caused this Amendment No. 3 to Agreement and Plan of Reorganization to be signed and delivered by its respective duly authorized officer as of the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Mark Klein
Name: Mark Klein Title: Chief Executive Officer

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark Klein
Name: Mark Klein Title: Chief Executive Officer

AAMAC MERGER SUB, INC.

By:	/s/ Mark Klein
Name: Mark Klein Title: President

GREAT AMERICAN GROUP, LLC

By:	/s/ Andrew Gumaer
Name: Andrew Gumaer Title: Chief Executive Officer

MEMBERS:

/s/ Andrew Gumaer
Andrew Gumaer

/s/ Harvey Yellen
Harvey Yellen

MEMBER REPRESENTATIVE:

/s/ Andrew Gumaer
Andrew Gumaer